Exhibit 99

For Immediate Release
UniFirst Corporation
68 Jonspin Road
Wilmington, MA 01887
Phone: 978- 658-8888
July 2, 2014	Fax: 978-988-0659
CONTACT: Steven S. Sintros, Senior Vice President & CFO	Email: ssintros@UniFirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2014

Wilmington, MA (July 2, 2014) -- UniFirst Corporation (NYSE: UNF) today announced results for its fiscal 2014 third quarter, which ended May 31, 2014. Revenues were $352.2 million, up 4.9% from $335.8 million in the year ago period. Net income of $30.9 million ($1.53 per diluted share), was up 7.7% from $28.7 million ($1.43 per diluted share) reported in the year ago period.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “Overall we were pleased with our results for the quarter. We continue to get solid performances from our sales and service organizations in two areas that are integral to our success; selling new business and retaining existing customer relationships.”

Revenues in the Core Laundry Operations were $313.3 million, up 5.2% from those reported in the prior year’s third quarter. Excluding the negative impact of the weaker Canadian dollar as well as the positive effect of acquisitions, the Core Laundry Operations’ revenues grew 4.8%. This segment’s income from operations grew 10.3% compared to the third quarter of fiscal 2013 and its operating margin increased to 14.2% from 13.6% a year ago. Operating margins expanded primarily due to lower merchandise costs and other expenses related to our plant operations as a percentage of revenues. Those items were partially offset by higher healthcare claims and energy expense during the quarter as a percentage of revenues.

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $27.6 million, up 4.9% from $26.3 million in the third quarter of fiscal 2013. This increase was primarily the result of a higher number of power reactor outage projects in the United States and Canada compared to a year ago. This segment’s income from operations for the quarter increased to $4.0 million from $3.6 million in the comparable period in fiscal 2013. The stronger performance of the Specialty Garments segment was offset by a decrease in operating income from the Company’s First Aid segment.

UniFirst continues to maintain a solid balance sheet and financial position. We ended the quarter with essentially no long-term debt and cash and cash equivalents of $151.0 million, down from $197.5 million at the end of fiscal 2013. This decrease was due to the Company’s repayment of $100.0 million in private placement notes that came due in September 2013.

Outlook

Mr. Croatti concluded, “Based on our results to date as well as our outlook for our fourth fiscal quarter, we now expect our full year revenues will be between $1.382 billion and $1.387 billion. We also expect full year EPS to be between $5.70 and $5.85 per share.”

As a reminder, fiscal 2014 will be a 52 week year for the Company compared to fiscal 2013, which was a 53 week year. The fourth quarter of fiscal 2013 contained 14 weeks. The negative comparison of one less week of operations will have the impact of reducing our year over year revenues by approximately 2.0% and our fourth quarter revenues by approximately 7.1%.

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 11,500 Team Partners who serve more than 260,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, including suits relating to the New England Compounding Center matter, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of turbulent economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate our new CRM computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2013 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended		Thirty-nine weeks ended
(In thousands, except per share data)	May 31, 2014 (2)	May 25, 2013 (2)	May 31, 2014 (2)	May 25, 2013 (2)

Revenues	$352,238	$335,764	$1,042,909	$1,002,639

Operating expenses:
Cost of revenues (1)	216,644	208,066	640,341	618,038
Selling and administrative expenses (1)	67,996	64,786	203,478	194,891
Depreciation and amortization	18,109	17,115	53,237	51,065
Total operating expenses	302,749	289,967	897,056	863,994

Income from operations	49,489	45,797	145,853	138,645

Other (income) expense:
Interest expense	109	464	533	1,324
Interest income	(773)	(781)	(2,415)	(2,472)
Exchange rate loss	39	283	41	321
Total other (income) expense	(625)	(34)	(1,841)	(827)

Income before income taxes	50,114	45,831	147,694	139,472
Provision for income taxes	19,170	17,109	56,641	53,348

Net income	$30,944	$28,722	$91,053	$86,124

Income per share – Basic
Common Stock	$1.62	$1.51	$4.78	$4.53
Class B Common Stock	$1.30	$1.21	$3.82	$3.63

Income per share – Diluted
Common Stock	$1.53	$1.43	$4.52	$4.29

Income allocated to – Basic
Common Stock	$24,493	$22,638	$71,971	$67,793
Class B Common Stock	$6,127	$5,647	$17,962	$16,880

Income allocated to – Diluted
Common Stock	$30,637	$28,307	$89,992	$84,747

Weighted average number of shares outstanding – Basic
Common Stock	15,102	14,993	15,069	14,960
Class B Common Stock	4,722	4,675	4,701	4,656

Weighted average number of shares outstanding – Diluted
Common Stock	19,977	19,820	19,921	19,751

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	May 31, 2014 (1)	August 31, 2013
Assets
Current assets:
Cash and cash equivalents	$151,021	$197,479
Receivables, net	153,723	142,217
Inventories	69,974	74,351
Rental merchandise in service	141,225	132,630
Prepaid and deferred income taxes	474	7,099
Prepaid expenses	9,727	7,618

Total current assets	526,144	561,394

Property, plant and equipment:
Land, buildings and leasehold improvements	391,067	376,222
Machinery and equipment	504,953	474,402
Motor vehicles	166,669	153,219

	1,062,689	1,003,843
Less - accumulated depreciation	577,034	546,157
	485,655	457,686

Goodwill	302,627	302,363
Customer contracts and other intangible assets, net	42,859	49,344
Deferred income taxes	1,387	1,417
Other assets	2,271	2,658

	$1,360,943	$1,374,862

Liabilities and shareholders' equity
Current liabilities:
Loans payable and current maturities of long-term debt	$9,334	$111,253
Accounts payable	42,724	54,221
Accrued liabilities	89,713	86,994
Accrued and deferred income taxes	12,722	12,506

Total current liabilities	154,493	264,974

Long-term liabilities:
Long-term debt, net of current maturities	155	155
Accrued liabilities	48,414	45,037
Accrued and deferred income taxes	51,005	51,298

Total long-term liabilities	99,574	96,490

Shareholders' equity:
Common Stock	1,518	1,513
Class B Common Stock	486	487
Capital surplus	58,089	51,445
Retained earnings	1,047,415	958,508
Accumulated other comprehensive (loss) income	(632)	1,445

Total shareholders' equity	1,106,876	1,013,398

	$1,360,943	$1,374,862

(1) Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen weeks ended
(In thousands, except percentages)	May 31, 2014 (1)	May 25, 2013 (1)	Dollar Change	Percent Change

Core Laundry Operations	$313,305	$297,729	$15,576	5.2%
Specialty Garments	27,619	26,327	1,292	4.9
First Aid	11,314	11,708	(394)	-3.4
Consolidated total	$352,238	$335,764	$16,474	4.9%

	Thirty-nine weeks ended
(In thousands, except percentages)	May 31, 2014 (1)	May 25, 2013 (1)	Dollar Change	Percent Change

Core Laundry Operations	$938,492	$893,918	$44,574	5.0%
Specialty Garments	72,468	76,804	(4,336)	-5.6
First Aid	31,949	31,917	32	0.1
Consolidated total	$1,042,909	$1,002,639	$40,270	4.0%

Income from Operations

	Thirteen weeks ended
(In thousands, except percentages)	May 31, 2014 (1)	May 25, 2013 (1)	Dollar Change	Percent Change

Core Laundry Operations	$44,498	$40,356	$4,142	10.3%
Specialty Garments	3,992	3,576	416	11.6
First Aid	999	1,865	(866)	-46.4
Consolidated total	$49,489	$45,797	$3,692	8.1%

	Thirty-nine weeks ended
(In thousands, except percentages)	May 31, 2014 (1)	May 25, 2013 (1)	Dollar Change	Percent Change

Core Laundry Operations	$136,313	$125,211	$11,102	8.9%
Specialty Garments	7,063	9,555	(2,492)	-26.1
First Aid	2,477	3,879	(1,402)	-36.1
Consolidated total	$145,853	$138,645	$7,208	5.2%

(1) Unaudited

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Thirty-nine weeks ended (In thousands)	May 31, 2014 (1)	May 25, 2013 (1)
Cash flows from operating activities:
Net income	$91,053	$86,124
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	46,432	43,718
Amortization of intangible assets	6,805	7,347
Amortization of deferred financing costs	156	178
Share-based compensation	4,541	5,051
Accretion on environmental contingencies	537	407
Accretion on asset retirement obligations	756	497
Deferred income taxes	(134)	79
Changes in assets and liabilities, net of acquisitions:
Receivables	(11,573)	(12,099)
Inventories	4,550	3,070
Rental merchandise in service	(8,882)	4,332
Prepaid expenses	(2,108)	(3,824)
Accounts payable	(11,445)	3,279
Accrued liabilities	4,874	8,255
Prepaid and accrued income taxes	6,713	(6,914)
Net cash provided by operating activities	132,275	139,500

Cash flows from investing activities:
Acquisition of businesses	(841)	(1,953)
Capital expenditures	(74,466)	(81,087)
Other	480	(185)
Net cash used in investing activities	(74,827)	(83,225)

Cash flows from financing activities:
Proceeds from loans payable and long-term debt	7,107	10,523
Payments on loans payable and long-term debt	(109,383)	(6,443)
Proceeds from exercise of Common Stock options, including excess tax benefits	5,630	2,750
Taxes withheld and paid related to net share settlement of equity awards	(3,527)	(3,332)
Payment of cash dividends	(2,145)	(2,138)
Net cash (used in) provided by financing activities	(102,318)	1,360

Effect of exchange rate changes	(1,588)	(2,167)

Net (decrease) increase in cash and cash equivalents	(46,458)	55,468
Cash and cash equivalents at beginning of period	197,479	120,123

Cash and cash equivalents at end of period	$151,021	$175,591

(1) Unaudited